Exhibit 15.1

CONSENT OF JINGTIAN & GONGCHENG

November 18, 2025

To: Texxon Holdings Limited

Dear Sir/Madam,

We hereby consent to the use of our name and the summary of our opinion under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry”, and “Item 4. Information on the Company — 4A. History and Development of the Company” in the Annual Report of Texxon Holding Limited on Form 20-F for the year ended June 30, 2025 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng

Jingtian & Gongcheng